Exhibit 99

News Release

First Regional	1801 Century Park East
Bancorp	Century City, California 90067
Telephone (310) 552-1776
Facsimile (310) 552-1772

IMMEDIATE RELEASE

FIRST REGIONAL BANCORP RECEIVES NASDAQ NOTICE

CENTURY CITY, CALIFORNIA (November 25, 2009) - First Regional Bancorp (NASDAQ-GSM: FRGB) today reported it was contacted by the Nasdaq Stock Market, on November 24, 2009, regarding its listing status under Marketplace Rule 5450(a)(1) because its common stock was below Nasdaq’s minimum bid price of $1.00 per share for 30 consecutive business days.  The notification has no effect on the listing of the company’s common stock at this time.

If, by May 24, 2010, the bid price of the company`s shares closes at $1.00 per share or more for a minimum period of time, as determined by Nasdaq (usually 10 consecutive business days), Nasdaq will provide the company written confirmation that the company’s shares will not be delisted.  If the company does not regain compliance by May 24, 2010, Nasdaq will provide written notification that the company’s shares are subject to delisting.  At that time, the company may appeal Nasdaq’s delisting determination, and may submit a plan for regaining compliance with the rule (for example, by effecting a reverse stock split).  Alternatively, the company could apply to transfer its common stock to The Nasdaq Capital Market (formerly the Nasdaq SmallCap Market) prior to that date if it satisfies all of that market’s initial listing requirements, other than the minimum bid price requirement.  If the company applies for such transfer and is approved, then the company would have an additional 180 days to regain compliance with the minimum bid price rule while listed on The Nasdaq Capital Market.

First Regional Bancorp is a bank holding company headquartered in Century City, California.  Its subsidiary, First Regional Bank, specializes in providing businesses and professionals with the management expertise of a major bank and the personalized service of an independent.

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This report includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical fact, included herein may constitute forward-looking statements.  Although First Regional believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Important factors that could cause actual results to differ materially from First Regional’s expectations include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which First Regional conducts its operations.